UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2015

ANTHERA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34637	20-1852016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 856-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 27, 2015, Anthera Pharmaceuticals, Inc. (the “Company”) entered into Subscription Agreements (the “Subscription Agreements”) with each of Zenyaku Kogyo Co., Ltd. (“Zenyaku”) and Amgen Inc. (“Amgen”), with respect to a registered direct offering conducted without an underwriter or placement agent (the “Registered Direct Offering”) of an aggregate of 3,216,646 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an aggregate purchase price of $8,000,000. Pursuant to the Subscription Agreements, Zenyaku will purchase 2,795,895 shares of Common Stock at a price per share equal to $2.50367, and Amgen will purchase 420,751 shares of Common Stock at a price per share equal to $2.3767, with the consideration to be paid by Amgen in the form of a waiver of a fee otherwise payable to Amgen pursuant to that certain License Agreement dated December 18, 2007 between Anthera and Amgen (as amended).

Net proceeds from the offering, after deducting estimated offering expenses, are expected to be approximately $6,965,000. The Company intends to use the net proceeds for general corporate purposes. The closing of the offering is expected to occur on or around January 28, 2015.

The sale of the Common Stock is to be made pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-187780) (the “Registration Statement”), including a prospectus supplement dated January 28, 2015 to the prospectus contained therein, filed by the Company with the Securities and Exchange Commission (the “SEC”), pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, on April 5, 2013 and declared effective by the SEC on April 18, 2013.

A copy of the legal opinion of Goodwin Procter LLP, relating to the validity of the shares issued in the Registered Direct Offering, is filed as Exhibit 5.1 to this report and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

5.1	Opinion of Goodwin Procter LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2015	Anthera Pharmaceuticals, Inc.

	By:	/s/ May Liu
May Liu
Principal Accounting Officer and Senior Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Goodwin Procter LLP